Exhibit (A)(2)

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF TRUST

OF

DIVIDEND CAPITAL ENHANCED INCOME FUND

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.	Name of Statutory Trust:

Dividend Capital Enhanced Income Fund

2.	The Certificate of Trust is hereby amended as follows:

“1. Name. The name of the trust is Dividend Capital Strategic Global Realty Fund.”

3.	This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the 13th day of March, 2007 A.D.

By:	/s/ Jeffrey W. Taylor
Name:	Jeffrey W. Taylor
Title:	Trustee